Exhibit 99.4

January 17, 2007

Fellow employees:

It is my pleasure to announce that North Bay Bancorp has entered into a merger agreement with Umpqua Holdings Corporation, parent company of Umpqua Bank, an innovative, West Coast community bank with stores in California, Oregon and Washington. The agreement, once approved by shareholders of North Bay Bancorp and the appropriate regulatory agencies, provides for the merger of North Bay Bancorp and its subsidiary, The Vintage Bank, into the Umpqua organization, creating the preeminent community bank of the Western United States.

At North Bay Bancorp, we’ve always held strongly to our principles of the finest customer service, community commitment and employee recognition. The same can be said of Umpqua Bank, an Oregon-based community bank that, like us, has grown by providing the best in customer service and supporting the communities it serves. We will build on these shared values as we form an organization of 144 stores, more than 2,000 employees and approximately $8 billion in assets.

I’m sure you’ll have many questions about this merger, and naturally, everyone wonders about the potential for job loss and the effect on salaries and benefits. Umpqua Bank has a tremendous record of taking care of employees during times of change, and provides excellent services for any affected employees.

This packet includes a Q&A document that will answer many of your questions. We have also included a fact sheet with further details about the merger agreement. Tomorrow, I will travel through the North Bay territory visiting all locations with Ray Davis, president and CEO of Umpqua Holdings Corporation, and Bill Fike, president of Umpqua Bank’s California operations. On Monday, January 22, we will hold a Town Hall meeting, where we will come together to learn more about Umpqua Bank, its culture and the opportunities that this merger provides.

I encourage you to contact our human resources department with any questions you may have. Feel free to call the Employee Hotline at (800) 583-6457, or e-mail your confidential questions to hotline~umpquabank.com. You can also stay up-to-date by going to http://www.umpquabridge.com and following the instructions to log in.

Letter from Terry Robinson

We are grateful for the ongoing commitment, enthusiasm and dedication that you bring to North Bay Bancorp, to your customers and to your fellow employees every day. Your hard work has laid the foundation for this merger between two exceptional community-focused financial institutions.

Sincerely,

Terry L. Robinson

President, Chief Executive Officer & Director

North Bay Bancorp

This letter includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Ump qua’s and North Bay Bancorp’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether both companies receive regulatory approvals, whether North Bay shareholders approve the transaction, whether the companies have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management’s ability to effectively integrate the companies.

The foregoing may be deemed to be offering materials of Umpqua Holdings Corporation and solicitation of materials of North Bay Bancorp in connection with the proposed merger of North Bay with and into Ump qua. North Bay shareholders are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, North Bay, the acquisition and related matters. The directors and executive officers of North Bay may be deemed to be participants in the solicitation of proxies from North Bay shareholders. Information regarding the participants and Their security holdings can be found in North Bay’s most recent proxy statements filed with the SEC and the proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Ump qua by directing a request to Ump qua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from North Bay by directing a request to North Bay Bancorp, Investor Relations, P.O. Box 2200, 1190 Airport Road, Napa, CA 94558.